Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”) is made as of this 5th day of September 2007, by and between IPtimize, Inc., a Minnesota corporation (“Parent”) and IPtimize, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Subsidiary”).

RECITALS

          WHEREAS, Parent is a corporation organized and existing under the laws of the State of Minnesota; and

          WHEREAS, Subsidiary is a corporation organized and existing under the laws of the State of Delaware and is a wholly-owned subsidiary of Parent; and

          WHEREAS, Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota with an authorized capital stock consisting of 70,000,000 shares of common stock, no par value per share (“Parent Common Stock”), 33,612,058 of which are issued and outstanding on the date hereof, and 30,000,000 shares of preferred stock, no par value per share (“Parent Preferred Stock”), which consists of 10,000,000 shares of Series A Preferred Stock (“Parent Series A Stock”) and 475,000 shares of Series B Preferred Stock (“Parent Series B Stock”). On the date hereof, 1,104,236 shares of Parent Series A Stock are issued and outstanding and 475,000 shares of Parent Series B Stock are issued and outstanding.

          WHEREAS, Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with an authorized capital stock consisting of 70,000,000 shares of common stock, par value $0.001 per share (“Subsidiary Common Stock”), one (1) of which is issued and outstanding on the date hereof, and 30,000,000 shares of preferred stock, par value $0.001 per share (“Subsidiary Preferred Stock”), which consists of 2,000,000 shares of Series A Preferred Stock (“Subsidiary Series A Stock”) and 475,000 shares of Series B Preferred Stock (“Subsidiary Series B Stock”). On the date hereof, there are no shares of Subsidiary Series A Stock and Subsidiary Series B Stock issued and outstanding.

          WHEREAS, the respective boards of directors of Parent and Subsidiary have authorized and approved the merger of Parent with and into Subsidiary subject to and upon the terms and conditions of this Merger Agreement, the Minnesota Business Corporations Act (“MBCA”) and the Delaware General Corporation Law (“DGCL”), and have approved this Merger Agreement and directed that it be executed by the undersigned officers and that it be submitted to the shareholders of Parent for their approval; and

          WHEREAS, the parties hereto desire that Parent merge with and into Subsidiary and that Subsidiary shall continue as the Surviving Company (as hereinafter defined) in such merger, which is intended to qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, upon the terms and subject to the conditions herein set forth and in accordance with the laws of the State of Minnesota and the laws of the State of Delaware.

          NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties agree to merge as follows:

ARTICLE I

MERGER

          Section 1.1. Merger. Subject to the terms and conditions of this Merger Agreement, at the Effective Time (as defined in Section 1.2 hereof), Parent shall be merged with and into Subsidiary (the “Merger”) in accordance with the MBCA and DGCL, and the separate existence of Parent shall cease and Subsidiary shall be the surviving company (which, in its capacity as the surviving company, is hereinafter sometimes referred to as the “Surviving Company”) and continue its corporate existence under the laws of the State of Delaware.

          Section 1.2. Effective Time. The Merger shall become effective as of the date and time (the “Effective Time”) the following actions are completed: (a) appropriate articles of merger are filed with the Secretary of State of Minnesota in accordance with the MBCA, and (b) an appropriate certificate of merger is filed with the Secretary of State of Delaware in accordance with the DGCL.

          Section 1.3 Effect of the Merger. At the Effective Time, the Surviving Company shall possess all the rights, privileges, immunities and franchises, of a public and private nature, of each of Parent and Subsidiary; all property (real, personal and mixed) and all debts due on any account, and every other interest of or belonging to or due to each of Parent and Subsidiary shall vest in the Surviving Company without any further act or deed; the title to any real property or any interest therein vested by deed or otherwise in Parent shall not revert nor in any way become impaired by reason of the Merger, the Surviving Company shall be responsible and liable for all the liabilities and obligations of each of Parent and Subsidiary; a claim of or against or a pending proceeding by or against Parent or Subsidiary may be prosecuted as if the Merger had not taken place, or the Surviving Company may be substituted in the place of Parent, its shareholders, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, agreements, approvals and authorizations of the Surviving Company and shall be as effective and binding thereon as the same were with respect to Parent. The requirements of any plans or agreements of Parent involving the issuance or purchase by Parent of any shares of its capital stock shall be satisfied by the issuance or purchase of a like number of shares of the capital stock of Surviving Company.

          Section 1.4 Dissenters’ Rights. The shareholders of Parent are entitled to dissenters’ rights under Section 302A.471 of the MBCA.

ARTICLE II

NAME, CERTIFICATE OF INCORPORATION, BYLAWS,
DIRECTORS AND OFFICERS OF THE SURVIVING COMPANY

          Section 2.1. Name of Surviving Company. The name of the Surviving Company shall continue to be IPtimize, Inc., a Delaware corporation.

          Section 2.2. Certificate of Incorporation. The Certificate of Incorporation of Subsidiary shall be the Certificate of Incorporation of the Surviving Company from and after the Effective Time until amended thereafter as provided therein or by law.

          Section 2.3 Bylaws. The Bylaws of Subsidiary shall be the Bylaws of the Surviving Company from and after the Effective Time until amended thereafter as provided therein by law.

          Section 2.4 Directors and Officers. The directors and officers of Parent at the Effective Time shall become the directors and officers, respectively, of the Surviving Company, each of such directors and officers to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Company and the DGCL, until his or her successor is duly elected or appointed and qualified.

ARTICLE III

CONVERSION AND EXCHANGE OF CERTIFICATES

          Section 3.1 Conversion. At the Effective Time, each of the following transactions shall be deemed to occur simultaneously:

          (a)       Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one (1) validly issued, fully paid and nonassessable share, par value $0.001 per share, of Surviving Company’s common stock.

          (b)       Each share of Parent Series A Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one (1) validly issued, fully paid and nonassessable share, par value $0.001 per share, of Surviving Company’s series A preferred stock.

          (c)       Each share of Parent Series B Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one (1) validly issued, fully paid and nonassessable share, par value $0.001 per share, of Surviving Company’s series B preferred stock.

          (d)       The one (1) share of Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time and held by Parent, without any action on the part of Parent or any other person, shall be canceled and retired and resume the status of authorized and unissued shares of Subsidiary Common Stock, and no shares of Subsidiary Common Stock, Subsidiary Preferred Stock or other securities of Subsidiary shall be issued in respect thereof.

          Section 3.2 Exchange of Certificates.

          (a)       From and after the Effective Time, each holder of an outstanding certificate which, immediately prior to the Effective Time, represented shares of Parent Common Stock, Parent Preferred Stock or other securities of Parent shall be entitled to receive in exchange therefore, upon surrender thereof to the transfer agent designated by the Surviving Company, a certificate or certificates representing the number of shares of Surviving Company Common Stock, Surviving Company Preferred Stock or other securities of Surviving Company, as the case may be, into which such holder’s shares of Parent Common Stock, Parent Preferred Stock or other securities of Parent were converted. Until so surrendered, the outstanding shares of stock of Parent to be converted into the stock of Surviving Company, as provided herein, may be treated by the Surviving Company for all corporate purposes as evidencing the ownership of shares of the Surviving Company as though said surrender and exchange had taken place. Irrespective of whether so surrendered, however, each such outstanding certificate insofar as it purports to represent securities of Parent shall be deemed to be cancelled and shall be on no further force or effect.

          (b)       If any certificate for shares of Surviving Company capital stock is to be issued in a name other than that in which the certificate for share of Parent capital stock surrendered in exchange therefore is registered, it shall be a condition of such exchange that the surrendered certificate shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall pay any transfer and other taxes required by reason of the issuance of certificates for shares of Surviving Company capital stock in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Surviving Company or its agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, no party hereto shall be liable to a holder of shares of Parent capital stock for any shares of Surviving Company capital stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE IV

EMPLOYEES AND EMPLOYEE BENEFITS

          The employees and agents of Parent shall become the employees and agents of the Surviving Company and continue to be entitled to the same rights and benefits that they enjoyed as employees and agents of Parent. All benefits that accrue shall carryover and continue unabated. At the Effective Time, any employee benefit plan or incentive compensation plan, including any stock option plan, to which Parent is a party shall be assumed by, and continue to be the plan of the Surviving Company. To the extent that any employee benefit plan or incentive compensation plan of Parent provides for the issuance or purchase of, or otherwise relates to, Parent’s capital stock, from and after the Effective Time such plan shall be deemed to provide for the issuance or purchase of, or otherwise to relate to, the Surviving Company capital stock.

ARTICLE V

CONDITIONS

          Consummation of the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          Section 5.1 Parent Shareholder Approval. This Merger Agreement and the Merger shall have been adopted and approved by the shareholders of Parent in accordance with the MBCA.

          Section 5.2 Subsidiary Shareholder Approval. The Certificate of Incorporation of Subsidiary shall have been filed with the Secretary of State of Delaware, and this Merger Agreement and the Merger shall have been adopted and approved by Parent as the sole shareholder of Subsidiary pursuant to the DGCL.

          Section 5.3 Consents, Etc. Any and all consents, permits, authorizations, approvals and orders deemed in the sole discretion of Parent to be necessary or desirable to obtain in connection with the consummation of the Merger including, without limitation, any consents necessary for the assignment of any contract rights, obligations or benefits of Parent to the Surviving Company and any consents of lenders or parties to investors’ rights agreements shall have been obtained or the receipt thereof shall have been waived by Parent in its sole discretion.

ARTICLE VI

MISCELLANEOUS

          Section 6.1 Amendment. This Merger Agreement may be amended, modified or supplemented in whole or in part, at any time prior to the Effective Time with the mutual consent of the boards of directors of the parties hereto; provided, however, that the Merger Agreement may not be amended after it has been adopted by the shareholders of Parent in any manner which, in the judgment of the Board of Directors of Parent, would have a material adverse effect on the rights of such shareholders or in any manner not permitted under applicable law.

          Section 6.2 Termination. This Merger Agreement may be terminated, and the Merger and other transactions provided for herein abandoned, at any time prior to the Effective Time, by action of the Board of Directors of Parent, whether before or after adoption and approval of this Merger Agreement by the shareholders of Parent, if the Board of Directors of Parent determines that the consummation of the transactions provided for herein would not, for any reason, be advisable. In the event of termination of this Merger Agreement, this Merger Agreement shall come void and of no effect, and there shall be no liability on the part of either Parent or Subsidiary or their respective boards of the directors, or shareholders, except that Parent shall pay all expenses incurred by Parent and Subsidiary in connection with the Merger and this Merger Agreement.

          Section 6.3 Further Assurances. If at any time after the Effective Time, the Surviving Company shall consider or be advised that any further assignments, transfers, deeds or assurances in law or any other acts are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Company, according to the terms hereof, the title to any proper or right of Parent, the proper officers and directors of Parent shall and will execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Company, and the officers and directors of the Surviving Company are fully authorized in the name of Parent or otherwise to take any and all such action.

          Section 6.4 Deferral. Consummation of the transactions provided for herein may be deferred by Parent for any period of time if the Board of Directors of Parent determines that such deferral would be advisable for any reason.

          Section 6.5 Headings. The headings set forth herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Merger Agreement.

          Section 6.6 Counterparts. This Merger Agreement may be executed in counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute one and the same instrument.

          Section 6.7 Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law.

          IN WITNESS WHEREOF, the undersigned officers of each of the parties to this Merger Agreement, pursuant to the authority duly given by their respective boards of directors, have caused this Merger Agreement to be duly executed on the date first set forth above.

IPtimize, Inc., a Minnesota corporation

/s/ Clinton J. Wilson By: Clinton J. Wilson, President

IPtimize, Inc., a Delaware corporation

/s/ Clinton J. Wilson By: Clinton J. Wilson, President